Exhibit 99.5

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, D.C. 20549

FORM 10-Q

Quarterly Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

For the Quarter Ended March 31, 2004

FDIC Insurance Certificate Number 19877

BANK OF ASTORIA

(Exact Name of Issuer as Specified in its Charter)

Oregon	93-0571291
(State of Incorporation)	(IRS Employer Identification No.)

1122 Duane Street, Astoria, Oregon

97103

(Address of principal executive offices)

(503) 325-2228

(Issuer’s telephone number)

Indicate by check mark whether the issuer: (1) has filed all reports required to be filed by section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or shorter period that the issuer was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is an accelerated filer (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

Indicate the number of shares outstanding of each of the issuer’s classes of common stock as of the practicable date: Common Stock, $1.25 Par Value; 2,358,940 shares outstanding at April 30, 2004.

BANK OF ASTORIA

PART I FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

BANK OF ASTORIA

CONDENSED BALANCE SHEETS (Unaudited)

($ in thousands, except share data)

	March 31, 2004	December 31, 2003
ASSETS
Cash and cash equivalents:
Cash and due from banks	$5,581	$5,833
Interest-bearing deposits at the Federal Home Loan Bank	3,600	194

Total cash and cash equivalents	9,181	6,027

Investment securities available-for-sale	40,232	46,807
Federal Home Loan Bank stock	489	302
Loans held for sale	127	55
Loans, net	95,581	95,501
Premises and equipment, net	3,408	3,350
Other real estate	664	687
Certificates of deposit purchased from other financial institutions, net	223	418
Accrued interest and other assets	1,472	1,718

Total assets	$151,377	$154,865

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Demand	$23,462	$22,780
Interest-bearing demand	74,584	71,968
Savings	10,657	10,388
Time	26,437	27,611

Total deposits	135,140	132,747

Short-term borrowings	—	7,000
Accrued interest and other liabilities	764	547

Total liabilities	135,904	140,294

Stockholders’ Equity:
Common stock (par value $1.25); 10,000,000 shares authorized; 2,350,840 issued and outstanding (2,343,840 in 2003)	2,948	2,930
Surplus	4,834	4,736
Retained earnings	7,129	6,532
Accumulated other comprehensive income	562	373

Total stockholders’ equity	15,473	14,571

Total liabilities and stockholders’ equity	$151,377	$154,865

See accompanying notes.

PART I FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

BANK OF ASTORIA

CONDENSED STATEMENTS OF INCOME (UNAUDITED)

($ in thousands, except share data)

	Three months ended
	March 31, 2004	March 31, 2003
Interest and dividend income:
Interest and fees on loans	$1,753	$1,787
Taxable interest on investment securities available-for-sale	292	260
Nontaxable interest on investment securities available-for-sale	74	57
Interest on demand deposits at Federal Home Loan Bank	2	18
Dividends on Federal Home Loan Bank stock	4	4

Total interest and dividend income	2,125	2,126

Interest Expense:
Deposits	217	290

Total interest expense	217	290

Net interest income	1,908	1,836

Loan loss provision	75	75

Net interest income after loan loss provision	1,833	1,761

Noninterest income:
Service charges on deposit accounts	114	115
Gains on sales of mortgage loans, net	9	46
Other	53	43

Total noninterest income	176	204

Noninterest expense:
Salaries and employee benefits	639	623
Occupancy, net	169	185
Other	294	291

Total noninterest expense	1,102	1,099

Income before income taxes	907	866

Provision for income taxes	310	314

Net income	$597	$552

Basic earnings per common share	$.25	$.24

Diluted earnings per common share	$.25	$.24

See accompanying notes.

PART I FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

BANK OF ASTORIA

CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

($ in thousands)

	Three months ended
	March 31, 2004	March 31, 2003
Net cash provided by operating activities	$1,124	$511

Cash flows from investing activities:
Proceeds from maturities and calls of securities available-for-sale	6,809	2,700
Purchases of investment securities available-for-sale	—	(4,279)
Purchases of Federal Home Loan Bank stock	(182)	—
Proceeds from sales of investment securities available-for-sale	22	396
Net (increase) decrease in loans	(258)	1,379
Acquisition of premises and equipment	(65)	(101)
Proceeds from sales of other real estate	—	152
Decrease in certificates of deposit purchased from other financial institutions	195	—
Other	—	2

Net cash provided by investing activities	6,521	249

Cash flows from financing activities
Net increase in deposits	2,393	5,903
Net decrease in short-term borrowings	(7,000)	—
Stock options exercised	116	41

Net cash provided (used) by financing activities	(4,491)	5,944

Net increase in cash and cash equivalents	3,154	6,704

Cash and cash equivalents at beginning of the period	6,027	12,656

Cash and cash equivalents at the end of the period	$9,181	$19,360

See accompanying notes.

PART I FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

BANK OF ASTORIA

CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (UNAUDITED)

($ in thousands)

	Common Stock	Surplus	Retained earnings	Accumulated other comprehensive income (loss)	Total shareholders equity
Balances at December 31, 2002	$2,903	$4,558	$5,572	$597	$13,630

Comprehensive income:
Net income	—	—	552	—	552
Other comprehensive income:
Unrealized gains on investment securities available-for-sale of approximately $97 (net of income taxes of approximately $38)	—	—	—	59	59

Total comprehensive income	—	—	—	—	611

Stock options exercised	5	36	—	—	41

Balances at March 31, 2003	$2,908	$4,594	$6,124	$656	$14,282

Balances at December 31, 2003	$2,930	$4,736	$6,532	$373	$14,571

Comprehensive income:
Net income	—	—	597	—	597
Other comprehensive income:
Unrealized gains on investment securities available-for-sale of approximately $315 (net of income taxes of approximately $126)	—	—	—	189	189

Total comprehensive income	—	—	—	—	786

Stock options exercised	18	98	—	—	116

Balances at March 31, 2004	$2,948	$4,834	$7,129	$562	$15,473

See accompanying notes.

PART I FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

NOTES TO CONDENSED FINANCIAL STATEMENTS MARCH 31, 2004 (UNAUDITED)

1. Basis Of Presentation

The accompanying condensed unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with instructions for Form 10-Q. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three months ended March 31, 2004 are not necessarily indicative of the results anticipated for the year ending December 31, 2004. For additional information, refer to the financial statements and footnotes for the year ended December 31, 2003.

The presentation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Certain amounts in 2003 have been reclassified or restated to conform to the 2004 presentation. All dollar amounts, except share and per share data, are shown in thousands.

2. Stock-Based Compensation

At March 31, 2004, Bank of Astoria (the Bank) has two stock-based employee and director compensation plans. The Bank accounts for those plans under the recognition and measurement principles of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”, and related interpretations. Accordingly, no stock-based compensation cost is reflected in net income as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following illustrates the effects on net income and earnings per common share if the Bank had applied the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, “Accounting for Stock-Based Compensation” to stock-based compensation for the three months ended March 31, 2004 and 2003:

	2004	2003
Net income, as reported	$597	$552
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related income tax effects	(6)	(2)

Pro forma net income	$551	$550

Earnings per common share:
Basic – as reported	$.25	$.24
Basic – pro forma	$.25	$.24
Diluted – as reported	$.25	$.24
Diluted – pro forma	$.25	$.24

PART I FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

NOTES TO CONDENSED FINANCIAL STATEMENTS MARCH 31, 2004 (UNAUDITED) (CONTINUED)

3. Investment Securities

At March 31, 2004 and December 31, 2003, investment securities available for sale consisted of the following:

	Amortized Cost	Unrealized Gains	Unrealized Losses	Estimated Fair Value
March 31, 2004
U.S. Government and agency securities	$22,667	$538	$26	$23,179
State and municipal securities	9,491	293	—	9,784
Mortgage-backed securities	6,410	131	—	741
Money market fund	728	—	—	728

	$39,296	$962	$26	$40,232

December 31, 2003
U.S. Government and agency securities	$29,184	$488	$136	$29,536
State and municipal securities	9,832	215	—	10,047
Mortgage-backed securities	6,837	66	12	6,891
Money market fund	333	—	—	333

	$46,186	$769	$148	$46,807

4. Loans and Reserve for Loan Losses

The composition of the loan portfolio at March 31, 2004 and December 31, 2003, was as follows:

	March 31, 2004	% of gross loans	December 31, 2003	% of gross loans
Commercial and agricultural	$13,673	14%	$11,803	12%
Real Estate:
Commercial	74,925	77%	75,970	78%
Construction/lot	3,302	3%	3,584	4%
1-4 family residential property	2,994	3%	3,505	4%
Consumer	2,436	3%	2,309	2%

Loans, gross	97,330	100.00%	97,171	100.00%

Less:
Reserve for loan losses	(1,532)		(1,461)
Deferred loan fees	(217)		(209)

	(1,749)		(1,670)

Loans, net	$95,581		$95,501

Transactions in the reserve for loan losses for the three months ended March 31, 2004 and 2003 were as follows:

	Three Months Ended March 31,
	2004	2003
Balance at beginning of period	$1,461	$1,263
Loan loss provision	75	75
Loans charged-off	(5)	(38)
Recoveries of loans previously charged-off	1	3

Balance at end of period	$1,532	$1,303

PART I FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

NOTES TO CONDENSED FINANCIAL STATEMENTS MARCH 31, 2004 (UNAUDITED) (CONTINUED)

5. Non-Performing Assets

Risk of nonpayment exists with respect to all loans, which could result in the classification of such loans as non-performing. The following table presents information with respect to non-performing assets at March 31, 2004 and December 31, 2003:

	2004	2003
Loans on non-accrual status	$1,309	$1,023
Loans past due 90 days or more but not on non-accrual status	—	—
Other real estate owned	664	687
Other: Certificates of deposit purchased from other financial institutions, net	223	418

Total non-performing assets	$2,196	$2,128

Percentage of non-performing assets to total assets	1.45%	1.37%

6. Certificates Of Deposit Purchased From Other Financial Institutions ($ In Thousands)

At December 31, 2001, the Bank had $4,634 invested in certificates of deposit purchased from other financial institutions (the purchased certificates). These funds had been invested through a broker and held in safekeeping for the Bank by a trust company. In October 2001, the Bank discovered that the assets of the trust company had been placed in receivership and discontinued recording interest income at that time. During 2001, the Bank recorded a loss of $10, which represents the deductible related to an insurance policy that management believes may substantially cover any losses incurred on settlement of the purchased certificates.

During 2002, the Federal Deposit Insurance Corporation (the FDIC) required the Bank to write off 5% of the balance of the purchased certificates and to reserve an additional 10%. Accordingly, in 2002 the Bank charged-off $695 related to these regulatory requirements. The purchased certificates are shown net of the reserve in the accompanying condensed balance sheets. During 2003 and the first quarter of 2004, the Bank received $3,716 in cash distributions from the receiver as a partial recovery of its investment. Accordingly, the accompanying March 31, 2004 and December 31, 2003 balance sheets include $223 and $418, respectively, relating to the purchased certificates. The receiver continues to review the accounting and other records of the broker to determine the extent to which the Bank will be able to recover its investment. Accordingly, the Bank is unable to estimate the final amount, if any, it will recover from its investment in the purchased certificates. The receiver has indicated that it anticipates additional amounts may be distributed in the future, but the timing and amount of any potential future distributions are not yet known.

PART I FINANCIAL INFORMATION

ITEM 1. FINANCIAL STATEMENTS

NOTES TO CONDENSED FINANCIAL STATEMENTS MARCH 31, 2004 (UNAUDITED) (CONTINUED)

7. Basic and Diluted Earnings Per Share

Following is information regarding the calculation of basic and diluted earnings per share for the three months ended March 31, 2004 and 2003:

	Three months ended March 31, 2004
	Net Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic earnings per common share – income available to common stockholders	$597	2,347,367	$.25
Effect of assumed conversion of stock options	—	27,457

Diluted earnings per common share	$597	2,374,824	$.25

	Three months ended March 31, 2003
	Net Income (Numerator)	Shares (Denominator)	Per Share Amount
Basic earnings per common share – income available to common stockholders	$552	2,322,830	$.24
Effect of assumed conversion of stock options	—	14,375

Diluted earnings per common share	$552	2,337,205	$.24

PART I FINANCIAL INFORMATION

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS ($ in thousands)

The following discussion should be read in conjunction with the Bank’s unaudited condensed financial statements and the notes thereto as of March 31, 2004 and the operating results for the three months ended, included elsewhere in this report.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this report may constitute forward-looking statements within the definition of the “safe-harbor” provisions of the Private Securities Reform Act of 1995. Such forward-looking statements are based on reasonable assumptions by management within its current knowledge of the Bank’s business and operations. These forward-looking statements are subject to significant uncertainties which could cause actual results to differ materially from those set forth in such statements. Forward-looking statements can be identified by words such as “believe,” “estimate,” “anticipate,” “expect,” “intend,” “will,” “may,” “should,” or other similar phrases or words. Readers are cautioned not to place undue reliance on forward-looking statements. The Bank does not intend to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of the report or to reflect the occurrence of unanticipated events other than in its periodic regulatory filings.

Critical accounting policies and estimates

The Bank’s accompanying condensed financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The financial information contained within these statements is, to a significant extent, financial information that is based on approximate measures of the financial effects of transactions and events that have already occurred. Based on its consideration of accounting policies that involve the most complex and subjective decisions and assessments, management has identified its most critical accounting policy to be that related to the reserve for loan losses. The Bank’s reserve for loan losses methodology incorporates a variety of risk considerations, both quantitative and qualitative in establishing a reserve for loan loss that management believes is appropriate at each reporting date. Quantitative factors include the Bank’s historical loss experience, delinquency and charge-off trends, collateral values, changes in nonperforming loans, and other factors. Quantitative factors also incorporate known information about individual loans, including borrowers’ sensitivity to interest rate movements. Qualitative factors include the general economic environment in the Bank’s markets, including economic conditions and in particular, the state of certain industries. Size and complexity of individual credits in relation to loan structure, existing loan policies and pace of portfolio growth are other qualitative factors that are considered in the methodology. As the Bank adds new products and increases the complexity of its loan portfolio, it will enhance its methodology accordingly. Management may report a materially different amount for the loan loss provision in the statement of operations to change the reserve for loan losses if its assessment of the above factors were different. This discussion and analysis should be read in conjunction with the Bank’s condensed financial statements and the accompanying notes presented elsewhere herein, as well as the portion of this Management’s Discussion and Analysis section entitled “Loan Loss Provision”. Although management believes the levels of the reserve as of both March 31, 2004 and December 31, 2003 were adequate to absorb losses inherent in the loan portfolio, a decline in local economic conditions, or other factors, could result in increasing losses that cannot be reasonably predicted at this time.

PART I FINANCIAL INFORMATION

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED) ($ in thousands)

Financial Condition

Total assets at March 31, 2004 were $151,377, a $3,488, or 2.25% decrease over total assets of $154,865 at December 31, 2003. Net loans outstanding increased $152 to $95,708 at March 31, 2004 compared to $95,556 at December 31, 2003. The investment portfolio decreased 14.05% from $46,807 at December 31, 2003 to $40,232 at March 31, 2004. This decrease was due primarily to a number of investments which were called during the first quarter. At March 31, 2004 total deposits were $135,140, compared to $132,747 at December 31, 2003. Bank borrowings decreased $7,000 from December 31, 2003 to March 31, 2004, funded primarily by the investment calls described above.

Results Of Operations - Three Months Ended March 31, 2004 And 2003

Net Income

Net income for the three months ended March 31, 2004 was $597 compared to $552 for the three months ended March 31, 2003. Return on average assets (ROA) for the three months ended March 31, 2004 was 1.57% compared to 1.59% for the same period in 2003. Return on average equity (ROE) for the three months ended March 31, 2004 was 15.90% compared to 15.82% for the same period in 2003.

Net Interest Income

Net interest income for the three months ended March 31, 2004 increased $72, or 3.92%, from the comparable period in 2003. Average earning assets for the quarter ended March 31, 2004 were $142,568 versus $129,241 for the quarter ended March 31, 2003. The 10.31% increase in average earning assets was offset by a 62 basis point decrease in the yield on average earning assets. The yield on average earning assets decreased from 6.58% for the quarter ended March 31, 2003, to 5.96% for the same period in 2004.

Average interest bearing liabilities for the quarter ended March 31, 2004 were $116,002 versus $104,679 for the quarter ended March 31, 2003. The Bank’s average rate paid on interest-bearing funds for the three months ended March 31, 2004 decreased to 0.75% from 1.11% for the quarter ended March 31, 2003. Net interest margin, which was 5.68% for the quarter ended March 31, 2003, decreased to 5.35% for the comparable period in 2004.

The declining interest rate environment has continued to affect the Bank’s net interest margin. From September 2002 through September 2003, the prime rate fell from 4.75% to 4.00%. Because many of the Bank’s loans have a variable or floating rate feature, as rates decreased, so did the yield on these loans. The average yield on loans for the quarter ended March 31, 2004 was 7.17%. This compares to 8.26% for the same period during 2003. However, as evidenced by the 36 basis point decrease in its average rate paid on interest-bearing funds, the Bank has been able to offset the reduction in interest income by reducing the rates paid on its interest bearing liabilities. This reduction in interest expense has allowed the Bank to limit the decrease in its margins between the periods.

PART I FINANCIAL INFORMATION

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED) ($ in thousands)

Average Balances and Average Rates Earned and Paid

The following table sets forth the average balance sheets of Bank of Astoria for the three months ended March 31, 2004 and 2003 along with an analysis of net interest earnings for each major category of interest earning assets and interest bearing liabilities, the average rate paid in each category, and net yield on earning assets.

	For the quarter ended March 31,
	2004			2003
	Average Balance	Interest Income (Expense)	Average Yield	Average Balance	Interest Income (Expense)	Average Yield
Assets
Loans	$97,735	$1,753	7.17%	$86,514	$1,787	8.26%
Taxable securities (2)	32,899	297	3.61%	26,853	260	3.87%
Tax exempt securities (1)	9,659	73	3.02%	5,797	57	3.93%
Federal funds sold and deposits in banks	2,275	2	0.35%	10,077	22	0.87%

Total earning assets	142,568	2,125	5.96%	129,241	2,126	6.58%
Reserve for loan losses	(1,505)			(1,293)
Cash and due from banks	5,197			4,065
Premises and equipment – Net	3,417			3,425
Accrued interest and other Assets	2,605			3,570

Total assets	$152,281			$139,008

Liabilities and Shareholders’ Equity
Interest bearing demand deposits	$72,347	89	0.49%	$65,163	116	0.71%
Savings deposits	10,542	6	0.23%	8,555	8	0.37%
Time deposits	26,886	104	1.55%	30,961	166	2.14%
Other borrowings	6,227	18	1.16%	—	—

Total interest bearing liabilities	116,002	217	0.75%	104,679	290	1.11%
Demand deposits	20,977			19,176
Other liabilities	283			1,188

Total liabilities	137,262			125,043
Stockholders’ equity	15,019			13,965

Total liabilities and stockholders’ equity	$152,281			$139,008

Net Interest Income		$1,908			$1,836

Net interest spread			5.21%			5.47%

Net interest income to earning assets			5.35%			5.68%

(1)	Yields on tax-exempt securities have not been stated on a tax-equivalent basis.
(2)	Average yields on investment securities were completed using historical cost balances. This does not give effect to changes in fair value that are reflected as a component of shareholders’ equity.

PART I FINANCIAL INFORMATION

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED) ($ in thousands)

Analysis of Changes in Interest Income and Expense

The following table shows the dollar amount of increase (decrease) in the Bank’s interest income and expense for the quarter ended March 31, 2004 and attributes such variance to “volume” or “rate” changes.

	2004 compared to 2003
	Total Increase (Decrease)	Amount of Change attributed to Volume	Rate
Interest income:
Interest and fees on loans	$(34)	$917	$(951)
Investments and other	33	151	(118)

Total interest income	(1)	1,068	(1,069)

Interest expense:
Interest on deposits:
Interest bearing demand	(27)	68	(95)
Savings	(2)	9	(11)
Time deposits	(62)	(276)	214
Other borrowings	18	18	—

Total interest expense	(73)	(181)	108

Net interest income	$72	$1,249	$(1,177)

Loan Loss Provision

At March 31, 2004, the reserve for loan losses was 1.57% of total gross loans, as compared to 1.50% at year end 2003 and 1.53% at March 31, 2003. The loan loss provision was $75 for the three-month period ended March 31, 2004, compared with $75 in the first quarter of 2003. The provision resulted from management’s regular quarterly assessment of overall credit quality, loan growth and economic conditions in relation to the level of the reserve for loan losses. This assessment reflects a continued sound credit quality profile, with low delinquent loans, modest net loan charge-offs and stable non-performing assets. At this date, management believes that its reserve for loan losses is at an appropriate level under current circumstances and prevailing economic conditions.

Noninterest Income

Non-interest income for the three months ended March 31, 2004 showed a $28, or 13.73%, decrease over the same period in 2003. This decrease is primarily composed of a $37 decrease in gains on the sale of mortgage loans.

Noninterest Expense

Non-interest expense for the three months ended March 31, 2004 increased only $3, or 0.27%, as compared to the same period in 2003, as the Bank’s efficiency ratio improved to 52.9% in 2004 as compared to 53.9% in the prior year quarter.

Income Taxes

The Bank’s income tax provision for the three months ended March 31, 2004 remained relatively constant as compared to the same period one year ago due to only a modest increase in pre-tax income between the quarters.

PART I FINANCIAL INFORMATION

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED) ($ in thousands)

Liquidity And Sources Of Funds

The Bank’s primary sources of funds for liquidity purposes are customer deposits, maturities and calls of investment securities, sales of available for sale securities, loan repayments, advances on lines of credit from correspondent banks and from the Federal Home Loan Bank, and purchase of federal funds. The Bank can anticipate the availability of funds from scheduled loan repayments, maturities of securities, and from borrowed funds. Customer deposits, calls of investment securities and unscheduled payments of loans are influenced by the interest rate environment, the condition of the economy, competition and other factors. As of March 31, 2004, the Bank had $12,648 in available borrowings from the Federal Home Loan Bank of Seattle and $5,500 in available borrowings from correspondent banks.

Management anticipates that the Bank will rely primarily on deposit growth, maturities of investment securities, sales of available for sale securities, and loan repayments to meet its liquidity needs. Borrowings are also used to provide for short-term liquidity needs.

Liquidity may be affected by the Bank’s routine commitments to extend credit. Historically a significant portion of such commitments (such as lines of credit) have expired or terminated without funding. In addition, a certain portion of total commitments pertain to various construction projects. Under the terms of such construction commitments, completion of specified project benchmarks must be certified before funds may be drawn.

Capital Resources

Shareholders’ equity totaled $15,473 at March 31, 2004, an increase of $902, or 6.19%, over December 31, 2003. This change is comprised of net income of $597, an increase of $116 due to the exercise of stock options, and a net increase in unrealized gains on securities of $189. Book value per share at March 31, 2004 was $6.58 compared to $6.22 at December 31, 2003.

The Bank is required by federal regulations to maintain certain capital ratios. Rules define the relevant capital levels for five categories, ranging from “well capitalized” to “critically undercapitalized.” An insured depository institution is deemed to be “well capitalized” if it has a total capital to risk weighted assets ratio of at least 10%, a Tier 1 capital to risk weighted assets ratio of at least 6% and a Tier 1 capital to average assets ratio of at least 5%.

The most recent notification from the FDIC categorized the Bank as “well capitalized.” The following are the Bank’s capital ratios at March 31, 2004 and December 31, 2003:

	March 31, 2004	December 31, 2003	To Be Well Capitalized
Tier 1 capital to average assets	9.79%	9.42%	5.00%
Tier 1 capital to risk weighted assets	13.52%	12.84%	6.00%
Total capital to risk weighted assets	14.77%	14.09%	10.00%

PART I FINANCIAL INFORMATION

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED) ($ in thousands)

Off-Balance Sheet Arrangements

A schedule of significant off-balance sheet commitments as of March 31, 2004 is as follows:

Commitments to extend credit	$28,393
Standby letters of credit	43

See Note 10 to the Notes to Consolidated Financial Statements included in Item 7 of the Bank’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003 for a discussion of the nature, business purpose, and importance of off-balance sheet arrangements.

Contractual Obligations

As of March 31, 2004, the Bank has entered into the following contractual obligations listed below:

	Payments Due by Period
	Total	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years
Time deposits of $100,000 and over	$6,919	$4,602	$1,481	$836	$—

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Management considers interest rate risk to be a market risk that could have a significant effect on the financial condition of the Bank. There have been no material changes in the reported market risks faced by the Bank since the end of the most recent fiscal year-end that have not been included in this discussion.

ITEM 4. CONTROLS AND PROCEDURES

(a) Evaluation of Disclosure Controls and Procedures: An evaluation of the Bank’s disclosure controls and procedures (as defined in section 13(a) - 14(c) of the Securities Exchange Act of 1934 (the “Act”)) was carried out under the supervision and with the participation of the Bank’s Chief Executive Officer, Chief Financial Officer and several other members of the Bank’s senior management within the 90-day period preceding the filing date of this quarterly report. The Bank’s Chief Executive Officer and Chief Financial Officer concluded that the Bank’s disclosure controls and procedures as currently in effect are effective in ensuring that the information required to be disclosed by the Bank in the reports it files or submits under the Act is (i) accumulated and communicated to the Bank’s management (including the Chief Executive Officer and Chief Financial Officer) in a timely manner, and (ii) recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms.

(b) Changes in Internal Controls: In the quarter ended March 31, 2004, the Bank did not make any significant changes in, nor take any corrective actions regarding, its internal controls or other factors that could significantly affect these controls. Disclosure controls are procedures that are designed with the objective of ensuring that information required to be disclosed in the Bank’s reports filed under the Act is recorded, processed, summarized and reported within the time periods specified by the SEC. Disclosure controls are also designed with the objective of ensuring that such information is accumulated and communicated to our management, as appropriate to allow timely decisions regarding required disclosure. Internal Controls are procedures which are designed with the objective of providing reasonable assurance that (1) transactions are properly authorized; (2) assets are safeguarded against unauthorized or improper use; and (3) transactions are properly recorded and reported, all to permit the preparation of financial statements in conformity with accounting principles generally accepted in the United States.

PART II OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS

The Bank is not a party to any material legal proceedings at this time. Further, the Bank is not aware of the threat of any such proceedings. From time to time, the Bank is involved in various claims and legal actions arising in the ordinary course of business.

ITEM 2. CHANGES IN SECURITIES, USE OF PROCEEDS, AND ISSUER PURCHASES OF EQUITY SECURITIES

Change in Securities – None to be reported

Use of Proceeds – None to be reported

Issuer Purchases of Equity Securities – None to be reported

ITEM 3. DEFAULTS UPON SENIOR SECURITIES

None to be reported

ITEM 4. SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

None to be reported

ITEM 5. OTHER INFORMATION

None to be reported

ITEM 6. EXHIBITS AND REPORTS ON FORM 8-K

(a) Exhibits:

31.1	Certification of Chief Executive Officer

31.2	Certification of Chief Financial Officer

32	Certification Pursuant to Section 906

(b) Reports on Form 8-K:

The Bank filed a report on Form 8-K on January 28, 2004 in regards to release of the Bank’s fourth quarter and year end results for 2003.

The Bank filed a report on Form 8-K on April 14, 2004 in regards to release of the Bank’s first quarter 2004 earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BANK OF ASTORIA

/s/ Cheri J. Folk	Dated this 14th day of May 2004
Cheri J. Folk
President and Chief Executive Officer

/s/ Julie M. Adelman	Dated this 14th day of May 2004
Julie M. Adelman
Vice President & CFO